SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered into this 7th day of June 2017, by and between Croe, Inc., a Nevada corporation (the “Company”), and Michael Poutre II (“TCC Holder Representative”), solely in his individual capacity as a representative of the shareholders (each a “TCC Holder” and collectively the “TCC Holders”) of The Crypto Company (“TCC”) listed on Schedule 1 hereto. TCC Holder Representative and the Company may each be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the TCC Holders own 100% of the issued and outstanding shares of common stock of TCC, no par value (the “TCC Shares”); and

WHEREAS, the Company has agreed to issue to the TCC Holders an aggregate of up to 7,026,609 shares of common stock of the Company, par value $0.001 per share (the “Company Shares”), in exchange for the TCC Shares.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein and subject to the terms and conditions set forth below, and intending to be legally bound, the Parties hereto agree as follows:

Article 1

CERTAIN DEFINITIONS

The following terms shall, when used in this Agreement, have the following meanings:

1.1 “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.2 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any bureau, board, directorate, commission, official, department, agency or other agent or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

1.3 “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

1.4 “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a Governmental Authority, or any other entity of any kind.

1.5 “SEC” means the United States Securities and Exchange Commission.

1.6 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Article 2

SHARE EXCHANGE

2.1 Exchange of the TCC Shares for Company Shares. On the terms and subject to the conditions set forth in this Agreement, at Closing, the TCC Holder Representative shall transfer and surrender to the Company all of the TCC Holders’ rights, titles and interests in, to and under the TCC Shares, free and clear of all Encumbrances, and in consideration therefor, the Company shall issue to each TCC Holder eighteen (18) Company Shares for each TCC Share held by such TCC Holder, which Company Shares shall be free and clear of all Encumbrances.

2.2 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place as soon as practicable upon the mutual execution and delivery hereof or at such other time as the Parties shall agree (the “Closing Date”).

2.3 Transactions at Closing. At the Closing:

(a) The TCC Holder Representative shall deliver to the Company the following:

(i) all right, title and interest to and in the TCC Shares, free and clear of any Encumbrances;

(ii) evidence reasonably satisfactory to the Company that the TCC Holders and the TCC Holder Representative have taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby; and

(iii) such other documents, instruments and certificates as are reasonably requested by the Company.

(b) The Company shall deliver to the TCC Holders the following:

(i) all right, title and interest to and in the Company Shares, free and clear of any Encumbrances;

(ii) evidence reasonably satisfactory to the TCC Holder Representative that the Company has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby; and

(iii) such other documents, instruments and certificates as are reasonably requested by the TCC Holder Representative.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE TCC HOLDER REPRESENTATIVE

The TCC Holder Representative represents and warrants to the Company that the statements contained in this Article 3 are true, correct and complete as of the Closing Date.

3.1 Organization and Good Standing; Authority and Validity. TCC Holder Representative has all requisite power, authority and legal capacity to execute, deliver, and perform his, her or its obligations under and to consummate the transactions contemplated by this Agreement.

3.2 Title to the TCC Shares. No Person has acquired or has any right to acquire, directly or indirectly, the TCC Shares, and there is no agreement to which the TCC Holder Representative or any TCC Holder is or has been a party, or is or has been otherwise bound relating to the direct or indirect sale or transfer of the TCC Shares. There are no agreements or restrictions affecting the right of the TCC Holder Representative or the TCC Holders to convey the TCC Shares to the Company, and no Person has any preemptive or other rights with respect to the TCC Shares. The TCC Holders own the TCC Shares beneficially and of record, free and clear of any and all Encumbrances and the TCC Holders have the absolute right, authority, power and capacity to surrender and transfer the TCC Shares to the Company free and clear of any and all Encumbrances.

3.3 Investment Representations.

(a) Each TCC Holder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

(b) Each TCC Holder is experienced in evaluating and investing in securities transactions of the kind and nature contemplated by this Agreement and acknowledges that he, she or it has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(c) The Company Shares to be acquired by the TCC Holders will be acquired for investment for each TCC Holder’s own account, not as a nominees or agent, and not with a view to the resale or distribution of any part thereof. No TCC Holder has a present intention of selling, granting, any participation in, or otherwise distributing the same. No TCC Holder presently has any contract with any Person to sell, transfer or grant participations to such Person, with respect to any of the Company Shares.

(d) Each TCC Holder understands that the Company Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the TCC Holder Representative’s representations as expressed herein. Each TCC Holder understands that the Company Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the TCC Holder must hold the Company Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The TCC Holder Representative acknowledges that the Company has no obligation to register or qualify the Company Shares for resale. The TCC Holder Representative further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Company Shares, and on requirements relating to the Company which are outside of the TCC Holder Representative’s control, and which the Company is under no obligation to and may not be able to satisfy. The TCC Holder Representative understands, acknowledges and agrees that the Company Shares will be uncertificated and represented by an entry on the books of the Company.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the TCC Holder Representative that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah.

4.2 Authority and Validity. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 The Company Shares. The Company Shares, when issued by the Company to the TCC Holders, will be validly issued, fully paid and non-assessable, free and clear of any and all Encumbrances and the TCC Holders will hold good, valid and marketable title to the Company Shares.

Article 5

MISCELLANEOUS

5.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective permitted assigns and successors in interest and shall inure solely to the benefit of the Parties and their respective permitted assigns and successors in interest, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or any of its rights or interests or delegate any of its duties under this Agreement.

5.2 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by confirmed facsimile. Notices shall be addressed as follows:

If to the Company, to:

Croe, Inc.

c/o John D. Thomas P.C.

11650 South State Street, Suite 240

Draper, UT 84020

Attn: John D. Thomas

If to the TCC Holder Representative, to:

The Crypto Company

23805 Stuart Ranch Road, Suite 235

Malibu, CA 90265

Attn: Michael Poutre II

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 5.2.

5.3 Headings. The Article and Section headings of this Agreement are for convenience and reference only and shall not constitute a part of this Agreement or in any way affect the meaning, scope or interpretation thereof.

5.4 Choice of Law. This Agreement and the rights of the Parties under the Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any choice of law provision or rule, whether of the State of Nevada or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Nevada to apply.

5.5 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

5.6 Further Actions. The TCC Holder Representative and the Company shall execute and deliver to one another, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting Party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded to and acquired by it under this Agreement.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument and facsimile signatures shall be deemed original signatures for any and all purposes.

5.8 Entire Agreement. This Agreement contains the entire agreement of the Parties and supersedes all prior oral or written agreements, understandings, negotiations and representations to the extent that they relate in any way to the subject matter hereof.

5.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any of the provisions of this Agreement shall operate or be construed as a waiver unless signed by the party so waiving. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.10 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and accountants’ fees and expenses) incurred in connection with the negotiation and preparation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

CROE, INC.

By:	/s/ Deborah Thomas
Name:	Deborah Thomas
Title:	Chief Executive Officer

TCC HOLDER REPRESENTATIVE:

By:	/s/ Michael Poutre II
Michael Poutre II